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NEWS RELEASE          Household International, Inc.
                      2700 Sanders Road
                      Prospect Heights, IL 60070



FOR IMMEDIATE RELEASE


Contacts:       Craig A. Streem
                Vice President-Investors Relations
                847.564.6053
                or
                Celeste Murphy
                Director-Investor Relations
                847.564.7568



               HOUSEHOLD INTERNATIONAL COMPLETES ACQUISITION OF
                            BENEFICIAL CORPORATION


Prospect Heights, IL, June 30, 1998 -- Household International (NYSE:HI) announced today the completion of its previously-announced acquisition of Beneficial Corporation.

"We are delighted to have completed this acquisition significantly ahead of our original timetable," William F. Aldinger, chairman and chief executive officer of Household. "The accelerated closing reflects a real spirit of cooperation that was evident throughout the Beneficial organization as well as Household's commitment to execution.

"The merger of Household and Beneficial brings together the two most widely recognized brands in consumer finance, creating a combined enterprise that will be a leader in virtually every one of its businesses," Aldinger continued. "It provides a solid platform for sustained profitable growth as we improve efficiency and deliver a broader array of lending and insurance products through a significantly expanded branch network. The transaction is expected to be accretive to Household's earnings in 1999 and beyond."

In early July, beneficial stockholders will receive letters of transmittal and instructions to follow in order to exchange their Beneficial stock certificates for Household stock certificates. Harris Trust Company of New York is acting as Exchange Agent in connection with the merger.

Household International, through its subsidiaries, is a leading provider of consumer finance and credit card products in the United States, Canada and the United Kingdom. One of Household's primary businesses is HFC, the nation's oldest consumer finance company. Household is also one of the nation's largest issuers of private-label and general purpose credit cards. Its principal cards include the GM Card and the AFL-CIO's Union Privilege Card.


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